EXHIBIT 10.23


                      OUTSIDE DIRECTOR COMPENSATION POLICY;
            DISCRETIONARY COMPENSATION POLICY FOR EMPLOYEE-DIRECTORS
                         AND CERTAIN EXECUTIVE OFFICERS


OUTSIDE DIRECTOR COMPENSATION POLICY

1. Each outside director will receive $1,000 for each Board and Committee meeting attended.

2.    The Chairman of the Audit Committee will receive $5,000 per year.

3. Each member of the Audit Committee (including the Chairman) will receive $10,000 per year.

4. Each outside director will receive an amount per year based on such director's pro rata portion of 1% of the pre-tax income of GMAI, which amount will be increased (or decreased) by the percentage change in the price of a share of GMAI from the beginning of the fiscal year to the end of the fiscal year. In no event in any year would (i) the percentage increase or decrease exceed 30% or (ii) the amount to be received by each outside director under this formula be less than $20,000. The price of a share of GMAI stock would be calculated by averaging the closing prices for each of the ten business days immediately preceding the date of calculation. The minimum payment would be made at the beginning of each fiscal year; and any additional amounts payable pursuant to the formula will be paid promptly after GMAI's financial results are publicly disclosed. Any director serving less than a full fiscal year will be entitled to a pro rata portion of the payments otherwise due.

      Formula:
      -------

1.    B/C x D  = A
      -------
         B

2.    A [+ or -] [A x E] = F

                  A  =  pre-adjusted amount each outside director would receive
                  B  =  number of outside directors
                  C  =  number of all directors and participating executives
                  D  =  1% of the net pre-tax income of GMAI
                  E  =  percentage increase/decrease in price of GMAI stock
                  F  =  final amount each outside director would receive

                        Example:
                        --------

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                              Assumptions:
                              1.   GMAI net pre-tax income:          $30,000,000
                              2.   share price at July 1:            $10
                              3.   share price at June 30:           $12
                              4.   number of outside directors:      5
                              5.   number of all directors and
                                   participating executives:         13


                              Calculation:
                              1.    5/13 x $300,000   =  $23,076.92
                                    ---------------
                                             5
                              2.    $23,076.92 + [$23,076.92 x 20%] = $27,692.30


DISCRETIONARY COMPENSATION POLICY FOR EMPLOYEE-DIRECTORS
AND CERTAIN EXECUTIVE OFFICERS
--------------------------------------------------------

            In the discretion of the Compensation Committee, in addition to amounts otherwise payable under applicable contracts, each employee-director and certain executive officers (CEO of European Operations, Chief Financial Officer, General Counsel) will receive an amount per year equal to the amount payable to each outside director as set forth under paragraph 4 above, except that such person would not be entitled to receive any minimum amount.